EXHIBIT 10.34
UNITED STATES DEPARTMENT OF ENERGY
WASHINGTON, D.C. 20585
NONEXCLUSIVE PATENT LICENSE
This LICENSE made this 7th day DECEMBER, 2006, by and between the United States of America, as represented by the United States Department of Energy (hereinafter “LICENSOR” or “DOE”) and USEC Inc. (hereinafter called “LICENSEE”). (Each of the LICENSOR and the LICENSEE a “Party” and collectively the “Parties”.)

ADDRESS OF LICENSEE:	6903 Rockledge Drive
Bethesda, MD 20817

LICENSED INVENTIONS:	Inventions owned by DOE or in which DOE has the right to license or otherwise grant the right to use that were made or conceived by DOE employees or by DOE contractor or subcontractor employees under contracts or subcontracts awarded by DOE or by its Oak Ridge, Tennessee facilities contractors, that pertain to the enrichment of uranium using gas centrifuge technology, including the design and fabrication of gas centrifuge machines and related systems. See Exhibit A, List of LICENSED INVENTIONS. If either Party becomes aware of additional inventions owned by DOE that pertain to gas centrifuge technology or systems related thereto that LICENSEE may desire to use for enriching uranium using gas centrifuge technology, DOE agrees to take reasonable steps to add those inventions to this LICENSE, subject to any licenses that may exist for those inventions.

LICENSE TERM:	This LICENSE shall be effective upon the execution of this LICENSE by both Parties and shall terminate upon the (i) termination or expiration of the DOE lease for facilities used by the LICENSEE for its centrifuge plant and return of such facilities to DOE or, if LICENSEE utilizes the LICENSED INVENTIONS on property not leased from DOE, then upon termination of operations and completion of decontamination and decommissioning of the facility utilizing the LICENSED INVENTIONS; (ii) upon the expiration of all patents on LICENSED INVENTIONS; or (iii) as provided by Paragraph 15 hereto, whichever is earlier. This LICENSE shall be conditioned on LICENSEE’s acquiring and maintaining a License from the Nuclear Regulatory Commission for the operation of a gas centrifuge facility. To the extent LICENSEE wants to extend the term of this LICENSE, a grant of an extension will not be withheld unreasonably.

SCOPE OF LICENSE:	Nonexclusive license for LICENSEE’s use or manufacture (or use or manufacture on the LICENSEE’s behalf) of the LICENSED INVENTIONS for the enrichment of uranium in the U.S., or the sale of enriched uranium products, and using the LICENSED INVENTIONS in accordance with the Advanced Technology Demonstration and Deployment milestones contained in Article 3 of the June 17, 2002 Agreement Between DOE and LICENSEE (the “June 17, 2002 Agreement”).
WITNESSETH:
WHEREAS: LICENSOR is the owner of or has the right to grant a license in the above-identified LICENSED INVENTIONS.
WHEREAS: LICENSEE desires to obtain a nonexclusive license in the above-identified LICENSED INVENTIONS.
WHEREAS: The licensing of said LICENSED INVENTIONS under the terms provided herein is determined to be in the public interest and is in accordance with the policy of the regulations on licensing of government-owned inventions, 37 C.F.R. Part 404, as promulgated under the authority of Section 208 of Pub. L. 96-517, (35 U.S.C. 208) and 10 C.F.R. Part 781.
NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and obligations hereinafter contained, and other good and valuable consideration, the Parties hereto agree as follows:

1. LICENSOR hereby grants to LICENSEE and LICENSEE hereby accepts, subject to the terms and conditions herein recited, a non-exclusive license to the LICENSED INVENTIONS (as specified herein) for the LICENSE TERM (as specified herein) solely for the purposes specified by the SCOPE OF LICENSE.
2. LICENSEE agrees to carry out the plan for development, using and/or marketing of the LICENSED INVENTIONS as provided for in the June 17, 2002 Agreement, and thereafter to continue to make the benefits of the LICENSED INVENTIONS reasonably accessible to the public through the production and/or sales of uranium enrichment or enriched uranium products utilizing the LICENSED INVENTIONS.
3. For the sole purpose of operating facilities within the U.S. and in accordance with the June 17, 2002 Agreement, this LICENSE may extend to subsidiaries that are controlled by the LICENSEE, but it is not assignable or otherwise transferable without approval of LICENSOR in writing, which approval will not be withheld unreasonably. No request will be approved unless, at a minimum, the assignee or transferee is a U.S. company that is a successor of that part of the LICENSEE’s business to which the LICENSED INVENTIONS pertain, and the U.S. Company meets applicable FOCI, security clearance, and facility clearance requirements. If LICENSEE extends this LICENSE to a subsidiary, LICENSEE shall promptly notify the LICENSOR in writing. Subject to LICENSOR’s approval in writing, LICENSEE may grant sublicenses in the LICENSED INVENTIONS.
4. LICENSEE agrees that any centrifuge machines and major components thereof embodying the LICENSED INVENTIONS or produced through the use of the inventions will be manufactured substantially in the United States and that any enrichment of uranium performed using centrifuge machines embodying the LICENSED INVENTIONS will be performed in the U.S.
5. LICENSEE shall submit periodic written reports, annually within 30 days of the anniversary date of this LICENSE, and such other reports as reasonably requested by the LICENSOR, on its efforts to bring the LICENSED INVENTIONS to a point of practical application, with particular reference to the Milestones set forth in the June 17, 2002 Agreement, and the extent to which the LICENSEE thereafter continues to make the benefits of the inventions reasonably accessible to the public. Subject to compliance with this paragraph, LICENSEE may satisfy these reporting requirements through the reporting requirements in Article 3 of the June 17, 2002 Agreement with a copy to LICENSOR pursuant to Paragraph 18 of this LICENSE.
6. ROYALTY PROVISIONS:
     The LICENSEE agrees to pay to the LICENSOR the royalty amount specified in Exhibit B hereto. At the request of the LICENSEE, LICENSOR will consider in good faith a request by LICENSEE to modify the royalty payments due under this LICENSE based on a substantial change in business or market conditions. Additionally, upon written request by USEC, not later than sixty days before royalty payments become due and payable, DOE may approve a request to adjust the royalties due under the LICENSE in any given year: (1) where third parties assert a claim for patent infringement against USEC, the alleged infringement necessarily arises out of the practice of the DOE-owned licensed inventions and USEC incurs costs in defending against such claim; or (2) where USEC owes royalties to third parties for use of third party-owned patents that are necessary for the practice of the DOE-owned licensed inventions. Except as provided in this Section 6 there shall be no other royalty, fee, or other charge or cost due or payable by LICENSEE for this LICENSE or for the use of the LICENSED INVENTIONS or data provided under this LICENSE.
7. LICENSEE shall pay to LICENSOR, on or before April 1 of each year, any royalty or other payments due and payable under this Agreement for use of the LICENSED INVENTIONS during the preceding calendar year. LICENSEE shall keep true books of account containing an accurate record of all data necessary for the computation of any fees payable under this LICENSE, and shall render to LICENSOR annually, on or before April 1 of each year, an accurate statement of performance under the LICENSE, whether or not royalties, other than the annual fees, are due and payable under the LICENSE. Such a statement shall be in writing, showing in reasonable detail the identification of SWU produced using the LICENSED INVENTIONS and sold during the previous year. The statement shall include the computation of the license fees and royalties due and payable. LICENSEE shall from time to time permit the LICENSOR, by its authorized representative, to examine the books of account of LICENSEE to such an extent as may be reasonably necessary for LICENSOR to determine the accuracy of any such statement.
8. LICENSEE shall promptly report to LICENSOR any change in mailing address, name, or company affiliation during the period of this LICENSE, and LICENSEE shall promptly report any decision to discontinue producing enriched uranium or providing uranium enrichment using centrifuge machines embodying the LICENSED INVENTIONS in the U.S.
9. LICENSOR makes no warranty or representation as to the validity or patentability of any LICENSED INVENTIONS or that the exercise of this LICENSE will not result in the infringement of any patent(s), nor shall LICENSOR assume any liability whatsoever resulting from the exercise of this LICENSE.
10. LICENSOR makes no representations, extends no warranties of any kind, either express or implied, and assumes no responsibilities whatever with respect to manufacture, use, sale, or other disposition by LICENSEE, or its vendees or transferees, of products incorporating or made by use of LICENSED INVENTIONS.
11. LICENSEE will indemnify and hold harmless LICENSOR for any liability arising from activity under this LICENSE by LICENSEE, its agents, employees or contractors at any tier. In the event of any inconsistency between this indemnification provision and any provision in the lease by the LICENSEE of the DOE facilities used by the LICENSEE for its centrifuge plant using the LICENSED INVENTIONS then the provisions of the lease will govern.
12. The grant of this LICENSE or anything related thereto shall not be construed to confer on any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to this LICENSE shall not be immunized from the operation of State or Federal law by reason of the source of the grant.
13. Nothing contained in this LICENSE shall be interpreted to give to LICENSEE any rights with respect to any invention(s) other than the LICENSED INVENTIONS.
14. If the LICENSE involves application(s) for Letters Patent, LICENSOR makes no representation or warranty that Letters Patent will issue on such patent application(s).
15. Subject to the notice and cure provisions in Paragraphs 17 and 20, this LICENSE may be terminated by LICENSOR in whole or in part (a) if DOE determines that LICENSEE is not complying with Article 3 of the June 17, 2002 Agreement, and that, in accordance with the terms of the June 17, 2002 Agreement DOE terminates the June 17, 2002 Agreement, (b) for failure to make any payments or periodic reports required by this LICENSE, (c) for willfully making a false statement or willful omission of a material fact in the LICENSE application which resulted in this LICENSE or in any required report, (d) for substantial breach of any covenant or agreement contained herein, or (e) if DOE determines that such action is necessary to meet requirements for public use as specified by Federal regulations issued after the date of this LICENSE, and such requirements are not reasonably satisfied by the LICENSEE. The Parties agree that the construction and operation of a uranium enrichment facility in accordance with the June 17, 2002 Agreement reasonably satisfy the requirements for public use.
16. This LICENSE is contingent on LICENSEE having a valid authorization to have access to Classified Information. It is LICENSEE’S duty to safeguard all Classified Information, special nuclear material (SNM), and Unclassified Controlled Nuclear Information (UCNI) in compliance with applicable laws and regulations. LICENSEE shall, in accordance with applicable DOE or NRC security regulations and requirements, be responsible for safeguarding all Classified Information, UCNI, and for protection against sabotage, espionage, loss and theft, of the classified documents and material in LICENSEE’S possession in connection with the performance of work under this License. Except as otherwise expressly provided, LICENSEE shall, upon termination of the June 17, 2002 Agreement, or upon permanent cessation of the operations of any facility that incorporates the LICENSED INVENTIONS, transmit to DOE or dispose in accordance with applicable DOE or NRC regulations any classified matter or UCNI in the LICENSEE’S possession or in the possession of any person under LICENSEE’S control in connection with performance under this LICENSE. Failure to comply with applicable laws and regulations governing the safeguard of classified information, SNM, or UCNI may result in termination of this LICENSE.
17. Before terminating this LICENSE, in whole or in part, for any cause, LICENSOR shall furnish LICENSEE a written notice of LICENSOR’S intention to terminate this LICENSE, with reasons therefore, and LICENSEE shall be allowed sixty (60) days from the date of the mailing of such notice to remedy any breach of any term or condition referred to in the notice, or to show cause why the LICENSE should not be so terminated.
18. Notices. In order to be effective, any notice, demand, offer, response, request or other communication made with respect to this LICENSE must be in writing and signed by the Party initiating the communication and must be hand-delivered or sent by registered letter, telefax or by a recognized overnight delivery service that requires evidence of receipt, to the addresses specified herein for the other Party. The effective date of any communication shall be the date of the receipt of such communication by the addressee.
Notices shall be sent to:
For the LICENSOR:
Office of the Assistant General Counsel
for Technology Transfer
and Intellectual Property
U.S. Department of Energy
1000 Independence Ave., S.W.
Washington, DC 20585
Fax: (202) 586-2805

For the LICENSEE:
USEC Inc.
6903 Rockledge Drive
Bethesda, MD 20817
Fax:(301)564-3206
The Parties have the right to change the place to which notices or communications are sent or delivered by similar notice sent or delivered to the other Party.
19. In the event of any judicial or administrative proceeding challenging the validity or patentability of LICENSED INVENTIONS, LICENSOR shall promptly provide notice thereof to LICENSEE. LICENSEE and LICENSOR shall, within thirty (30) days of said notice, mutually agree on an appropriate level of cost-sharing of direct and indirect expenses that may be involved in participating in defending the validity of LICENSED INVENTIONS. If mutual agreement cannot be reached within said thirty day period, LICENSEE, at its option, may undertake any action in defense of the validity of the LICENSED INVENTIONS at its own expense and, at LICENSEE’S request, LICENSOR agrees to cooperate with LICENSEE in such actions, subject to the reimbursement by LICENSEE of all LICENSOR’S costs incurred at the request of LICENSEE. If mutual agreement cannot be reached as to cost sharing and LICENSEE does not take action to defend the validity, then LICENSOR may take any action at its discretion concerning the subject matter thereof, including allowing the LICENSED INVENTIONS to lapse.
20. LICENSEE has a right to appeal, in accordance with procedures specified in 10 CFR 781, any decision concerning the modification or termination, in whole or in part, of this LICENSE.
21. LICENSEE may terminate this LICENSE, after the first or any subsequent anniversary date of this LICENSE, upon not less than sixty (60) days prior written notice to the LICENSOR.
22. LICENSEE is responsible for compliance with all applicable Federal, state and local regulatory requirements, including, without limitation, compliance with U.S. Export Control statutes and regulations.
23. To the extent practicable, LICENSEE shall mark all licensed products in accordance with the statutes of the United States relating to the marking of patented articles (35 U.S.C. 287) as applicable.

24. In addition, to the extent consistent with security and classification requirements and restrictions, and subject to any access permit requirements and compliance with its terms, LICENSOR grants to LICENSEE the right to reproduce, modify and use technical data related to the gas centrifuge technology for uranium enrichment applications owned by DOE or in which DOE has the right to license or otherwise grant the right to use.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first written above.

UNITED STATES DEPARTMENT OF ENERGY
BY:
Paul A. Gottlieb
Assistant General counsel for Technology Transfer and Intellectual Property

WITNESS:

USEC, Inc.:
BY:
Phillip G. Sewell
Senior Vice President American Centrifuge and Russian HEU

WITNESS:

Exhibit A
LICENSED INVENTIONS

DOE CASE FILE NO.
(S-NUMBER)	TITLE OF INVENTION

27604	Baffle for Gas Centrifuges

27701	Baffle Rotor Assembly for Gas Centrifuge

30005	Magnetic Suspension of Centrifuge Rotors

30824	Centrifuge Drive System

31130	Supercritical Centrifuge Bearing System

31133	Improved Baffle for Gas Centrifuge

31607	Damping System for Gas Centrifuge

32496	Subcritical and Supercritical Gas Centrifuge Drive System and Method

33393	Damper-suspension System for Centrifuge

34064	Cut-control System for Gas Centrifuge

34622	Suspension System for Supercritical Centrifuge

34623	Damped Suspension System for Centrifuge

35429	Improved End Cap for Centrifuges

36433	Rotor Assembly for Gas Centrifuge

36453	End Cap-baffle Assembly for Gas Centrifuge

38691	Rotor Assembly for Gas Centrifuge

39555	High Speed End Closure for Gas Centrifuge Rotor Tube

39571	Damper Suspension System for High-speed Gas Centrifuge

40315	Gas Removal System for Gas Centrifuge

40321	Damped-suspension System for Gas Centrifuge

42323	Gas Centrifuge

42366	Top Bearing for Gas Centrifuge Rotor

42981	Process Gas Control System for Gas Centrifuge

43729	Cut-control System for Gas Centrifuge

Exhibit A
LICENSED INVENTIONS

DOE CASE FILE NO.
(S-NUMBER)	TITLE OF INVENTION

43732	Gas Centrifuge Drive System

43775	Cascade Arrangement for Gas Centrifuge

43786	Top Suspension for Gas Centrifuge Rotor

44149	Suspension System for Gas Centrifuge

44199	Damped Suspension System for Centrifuge

45124	Gas Centrifuge

45162	Gas Centrifuge Seal

45188	Centrifuge Malfunction Detection System

45190	Bottom Suspension System for Gas Centrifuge

45191	Method and Apparatus for Producing End Closures for Gas Centrifuge

45192	Tube Fabrication Facility

45194	Gas Centrifuge

45711	Gas Centrifuge End Cap Assembly

45716	Vacuum Seal

45741	Damped Suspension System for Centrifuge

45759	Gas Centrifuge Having Improved Operating Characteristics

46508	Gas Centrifuge Mount

46509	Method of Operating Gas Centrifuges to Provide Improved Separative Capacity

46538	Suspension System for Gas Centrifuge

47104	Centrifuge Malfunction Detection System

47134	Gas Centrifuge Scoop Assembly

47893	End Cap and Baffle Configuration for a Gas Centrifuge

49065	Suspension System for Centrifuge

50033	Top Suspension for Gas Centrifuge Rotor

Exhibit A
LICENSED INVENTIONS

DOE CASE FILE NO.
(S-NUMBER)	TITLE OF INVENTION

52973	Lower Suspension System for Gas Centrifuge

56316	Means for Increasing Separative Capacity of Gas Centrifuge

56557	Rotor Tube/for Gas Centrifuge

57541	Scoop-development Apparatus for Gas Centrifuges

58549	Gas Centrifuge Baffle Structure and Method for Making Same

58551	Method for Increasing the Separative Performance of a Gas Centrifuge

59959	Lower Suspension Vapor Seal for Gas Centrifuge
LICENSOR has related technology, other than LICENSED INVENTIONS, in the form of invention disclosures for which patent protection was not pursued, and in the form of patent applications that were abandoned during prosecution, that are listed below. LICENSEE may utilize that technology within the scope of activity under this LICENSE.

DOE CASE FILE NO.
(S-NUMBER)	TITLE OF INVENTION

23190	Application of the Gas Centrifuge as an Instrument

24899	Ultra Fast Freezing of Centrifuge Particles

25933	Dipolar-seal Centrifuge Rotor

25981	Seal for Centrifuge

27607	Centrifuge Core

27736	Ultracentrifuge for Liquids

30099	Seal for Low-speed Liquid Centrifuges

30805	Centrifuge Instrumentation for Registering

30815	Upper Damped Bearing for High Speed Centrifuges

30827	Damper Mechanism for Gas Centrifuge

30869	Semicontinuous Flow Centrifuge Rotor

Exhibit A
LICENSED INVENTIONS

DOE CASE FILE NO.
(S-NUMBER)	TITLE OF INVENTION

30893	Method for Lining a Centrifuge Rotor

31602	Band-scanner for Liquid Centrifuges

32428	Centrifuge for Saline Water Purification

32466	Interferometer for the Measurement of Sedimentation in an Ultracentrifuge

34602	Multi-shell High Speed Centrifuge

34640	Scoop-positioner for Gas Centrifuge

36446	Centrifuge Rotor Axial

36447	Modal Balancing Supercritical Centrifuge Rotors

37236	High-speed End Closure for Gas Centrifuge Rotor Tube

39519	Centrifuge Rotor and Method Fabrication

45178	Apparatus for Manufacture of Centrifuge Rotors

45179	Gas Centrifuge Rotor

45717	Tube Cutter

46552	Apparatus

46553	Centrifuge Arrangement

46559	Cascade Design for Asymetrically Operating Gas Centrifuge

47814	Centrifuge Balance

47816	Centrifuge/cascade Control System

49057	Sample Collection Ring for a Multisample Centrifuge

52159	Gas Centrifuge Design

52995	Centrifuge Center Support

54055	Dynamic Controller for Centrifuge

54898	Method for Improving Seismic Capability of Centrifuge Machines

56507	Countercurrent Flow Generation in a Gas Centrifuge

56512	Centrifuge Rotor

Exhibit A
LICENSED INVENTIONS

DOE CASE FILE NO.
(S-NUMBER)	TITLE OF INVENTION

56542	Proposed Method of Reducing Centrifuge Cap Stress

56545	Proposed Method of Increasing the Separative Power of Gas Centrifuges

56546	Proposed Method for Measuring Centrifuge Motor Cap

58017	Gas Centrifuge Fidler Signal Simulator

59975	Centrifuge Rotor Repair Device

60527	Light Gas Removal System for Operating Gas Centrifuge Machines

60902	Gas Extractor for a Gas Centrifuge (Livermore)

61173	Safety Pressure-relief Device for Centrifuges

61830	Vertical Travel Linkage System for Gas Centrifuges

61856	Design for Centrifuge Rotor End Caps

61876	Direction of Rotating Verification Technique for Gas Centrifuge Machines

62535	Improved Gas Centrifuge Drive Mechanism

63508	Improved Rotor Design for Advanced Gas Centrifuge Machines

63533	Centrifuge Fabrication Method

63602	Circulation Drive for Gas Centrifuge

65929	Process Gas Seal for Centrifuge Machine

Exhibit B
Royalty Payments
1. Definitions
The following terms when capitalized and used in this LICENSE shall have the meanings specified below:
“Gas Centrifuge Annual Gross Revenue” shall mean the gross revenues (excluding any taxes) resulting from sales of Separative Work Units (SWU) production from an American Centrifuge Plant and any other SWU production resulting from LICENSEE‘S use of the LICENSED INVENTIONS during the calendar year. For clarification, the following SWU amounts would not be included (i) SWU produced using the gaseous diffusion process; (ii) SWU purchased by LICENSEE under the Russian HEU agreement or from third parties; (iii) SWU obtained from HEU; (iv) SWU inventory as of January 1, 2009, including any existing Paducah GDP SWU inventory, Russian HEU and US HEU inventory. Further, revenue resulting from the sale of uranium, conversion services or other services or products are not included.
“Separative Work Unit” or “SWU” is a unit of measurement of the effort needed to separate the U-235 and U-238 atoms in natural uranium in order to create a final product that is richer in U-235 atoms.
2. Amount of Annual Royalty
Subject to paragraph 3 below, for each calendar year commencing on or after January 1, 2009 USEC shall pay an annual royalty equal to:
a) $100,000.00 for any Gas Centrifuge Annual Gross Revenue that is equal to or less than $110,000,000.00; plus
b) One percent (1%) of the Gas Centrifuge Annual Gross Revenue for any Gas Centrifuge Annual Gross Revenue that is greater than $110,000,000.00 and less than or equal to $400,000,000.00; plus
c) Two percent (2%) of the Gas Centrifuge Annual Gross Revenue for any Gas Centrifuge Annual Gross Revenue that is greater than $400,000,000.00 and less than or equal to $600,000,000.00; plus
d) One percent (1%) of the Gas Centrifuge Annual Gross Revenue for any Gas Centrifuge Annual Gross Revenue that is greater than $600,000,000.00.
No royalty shall be due or payable for any SWU produced or sold prior to January 1, 2009.
3. Maximum Cumulative Royalty
The maximum cumulative royalty due or payable under this LICENSE shall be $100,000,000.00. When the LICENSEE has paid $100,000,000.00 in royalties under this LICENSE then this LICENSE shall continue royalty-free thereafter.